                                                                    EXHIBIT 10.8




                      NAVIGATION TECHNOLOGIES CORPORATION

                              ___________________


                            STOCK PURCHASE AGREEMENT


                               September 1, 1994


                              ___________________

                               TABLE OF CONTENTS
                               -----------------
                                                                            Page
                                                                            ----


ARTICLE 1 -   AUTHORIZATION AND SALE OF THE SHARES..........................  1
        1.1   Old Purchase Agreement Superseded.............................  1
        1.2   Authorization of the Shares...................................  1
        1.3   Sale of the Shares............................................  2
        1.4   Delivery......................................................  2
        1.5   Payment.......................................................  2
        1.6   Time and Place of Closing.....................................  2

ARTICLE 2 -   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................  3
        2.1   Organization and Standing:  Articles and Bylaws...............  3
        2.2   Corporate Power...............................................  3
        2.3   Subsidiaries..................................................  3
        2.4   Capitalization................................................  4
        2.5   Authorization.................................................  5
        2.6   Financial Information.........................................  5
        2.7   Outstanding Debt..............................................  6
        2.8   Absence of Undisclosed Liabilities............................  6
        2.9   Absence of Certain Changes....................................  6
        2.10  Taxes.........................................................  7
        2.11  Contracts; Insurance..........................................  7
        2.12  Shareholders, Directors and Officers; Indebtedness............  9
        2.13  Litigation and Bankruptcy Proceedings.........................  9
        2.14  Consents......................................................  9
        2.15  Title to Properties; Liens and Encumbrances................... 10
        2.16  Leases........................................................ 10
        2.17  Business of the Company....................................... 10
        2.18  Permits, Licenses, Trademarks, Patents and Other Rights....... 10
        2.19  Issuance Taxes................................................ 11
        2.20  Offering...................................................... 11
        2.21  Compliance with Other Instruments............................. 12
        2.22  Employees..................................................... 12
        2.23  Registration Rights........................................... 13
        2.24  Disclosure.................................................... 13
        2.25  Environmental Matters......................................... 13
        2.26  Minute Books.................................................. 14

ARTICLE 3 -   REPRESENTATIONS, WARRANTIES AND COVENANTS OF PHILIPS.......... 14
        3.1   Experience.................................................... 14
        3.2   Investment.................................................... 14
        3.3   Limitations on Disposition.................................... 14

Stock Purchase Agreement

        3.4   Access to Data................................................ 14
        3.5   Restrictive Legend............................................ 15
        3.6   Removal of Legend............................................. 16
        3.7   Notice of Proposed Transfers.................................. 16
        3.8   Other Representations of Philips.............................. 17

ARTICLE 4 -   CONDITIONS TO CLOSING OF PHILIPS.............................. 17
        4.1   Representations and Warranties Correct........................ 17
        4.2   Performance................................................... 18
        4.3   Opinion of Company's Counsel.................................. 18
        4.4   Legal Investment.............................................. 18
        4.5   Compliance Certificate........................................ 18
        4.6   Proceedings and Documents..................................... 18
        4.7   Securities Law Compliance..................................... 18
        4.8   Consents...................................................... 18
        4.9   Conversion of Debentures...................................... 19
        4.10  Intellectual Property Release................................. 19

ARTICLE 5 -   CONDITIONS TO CLOSING OF COMPANY.............................. 19
        5.1   Representations............................................... 19
        5.2   Legal Investment.............................................. 19
        5.3   Securities Law Compliance..................................... 19
        5.4   Opinion of Philips Counsel.................................... 19

ARTICLE 6 -   RIGHTS, LIMITATIONS, AND OBLIGATIONS OF PHILIPS............... 20
        6.1   Right of First Refusal........................................ 20
        6.2   Technology Rights............................................. 20
        6.3   Limitation on Equity Position................................. 21
        6.4   Limitation on Philips Sales................................... 21
        6.5   Put by Current Shareholders................................... 22
        6.6   Future Financing.............................................. 24
        6.7   Board Designees............................................... 24
        6.8   Uniform Commercial Terms...................................... 25
        6.9   Succession for CEO............................................ 25
        6.10  Limit on Philips Board Members................................ 25
        6.11  Restrictions on Philips' Rights to Convert Preferred Shares... 26
        6.12  Approval by Philips Designated Directors...................... 27
        6.13  Contemplated IPO.............................................. 28
        6.14  Acquisition of Common Stock; Maintenance of Common Stock
              Position...................................................... 28
        6.15  Termination of Philips Special Rights and Restrictions........ 28
        6.16  No Rescission................................................. 28

ARTICLE 7 -   COVENANTS OF THE COMPANY...................................... 29


Stock Purchase Agreement

        7.1   Basic Financial Information................................... 29
        7.2   Additional Information........................................ 30
        7.3   Prompt Payment of Taxes, etc.................................. 31
        7.4   Maintenance of Properties and Leases.......................... 32
        7.5   Insurance..................................................... 32
        7.6   Accounts and Records.......................................... 32
        7.7   Independent Accountants....................................... 32
        7.8   Compliance with Requirements of Governmental Authorities...... 32
        7.9   Maintenance of Corporate Existence, etc....................... 32
        7.10  Availability of Stock for Conversion.......................... 33
        7.11  Proprietary Information and Inventions Agreements............. 33
        7.12  Incentive Stock Arrangements.................................. 33
        7.13  Termination of Covenants...................................... 33

ARTICLE 8 -   MISCELLANEOUS................................................. 33
        8.1   Governing Law................................................. 33
        8.2   Survival...................................................... 34
        8.3   Successors and Assigns........................................ 34
        8.4   Entire Agreement; Amendment................................... 34
        8.5   Notices, etc.................................................. 34
        8.6   Delays or Omissions........................................... 35
        8.7   Separability.................................................. 35
        8.8   Agent's Fees.................................................. 35
        8.9   Information Confidential...................................... 36
        8.10  Expenses...................................................... 37
        8.11  Titles and Subtitles.......................................... 37
        8.12  Definition of Company......................................... 37
        8.13  Scope......................................................... 37
        8.14  Counterparts.................................................. 37

EXHIBITS

     A - Restated Certificate of Incorporation

     B - Bylaws

     C - Restated Investor Rights Agreement

     D - Supplementary Purchase Agreement

     E - Schedule of Exceptions

     F - Proprietary Information and Inventions Agreement

     G - Opinion of Company Counsel


Stock Purchase Agreement

     H - Shields Engagement Agreement

     I - Put Holder List

     J - Put Assignment Form

     K - Notice to Holder of Put Rights

     L - Opinion of Philips Counsel

     M - Compliance Certificate

     N - Intellectual Property Non-Assertion Certificate

     O - Form of Investors Stock Purchase Agreement

     P - Purchasers











Stock Purchase Agreement

                            STOCK PURCHASE AGREEMENT
                            ------------------------


     AGREEMENT made as of the 1st Day of September 1994, by and between Navigation Technologies Corporation, a Delaware corporation (the "Company"), and Philips Media B.V., a corporation organized under the laws of the Netherlands ("Philips").

     WHEREAS, the American Automobile Association, a Connecticut non-stock corporation ("AAA"), Nichimen America, Inc., a New York corporation ("Nichimen"), Shields Enterprises, Inc., a Delaware corporation ("SEI"), and the Board of Directors ("Board") of the Company, with the designees thereon of Philips and its affiliates not participating, have determined that it will be in the best interests of the Company and its shareholders for Philips to make the further investment in the Company provided for, and on the terms and conditions specified, in this Agreement; and

     WHEREAS, Philips desires to make such investment on such terms and conditions; and

     WHEREAS, simultaneously herewith the Company, a Philips' affiliate, and European Geographic Technologies B.V., a corporation organized under the laws of the Netherlands ("EGT"), are entering into an investment agreement pursuant to which, among other things, the Company is investing $40 million in EGT (the "Supplementary Agreement");

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and conditions herein contained, the Company and Philips hereby agree as follows:


ARTICLE 1 - AUTHORIZATION AND SALE OF THE SHARES

     1.1  Old Purchase Agreement Superseded.  The Purchase Agreement between
          ---------------------------------
Philips Venture Capital Fund B.V. and the Company dated October 20, 1991 ("1991 Purchase Agreement") is hereby terminated and is of no further force or effect, effective as of the Closing, except that the representations, warranties, and covenants of the Company and of the Purchasers (as defined therein), with respect to the securities purchased pursuant thereto, which survived the Closings as defined therein, shall remain in full force and effect as if the rest of the 1991 Purchase Agreement had not been terminated.

     1.2  Authorization of the Shares.  The Company has authorized the sale and
          ---------------------------
issuance of (i) shares of its Convertible Preferred Stock, par value $.001 per share (the "Preferred Shares" or the "Shares"), having the rights, restrictions, privileges and pre-

Stock Purchase Agreement
ferences as set forth in the Restated Certificate of Incorporation of the Company (the "Restated Certificate") attached to this Agreement as Exhibit A, sufficient to meet the purposes of Section 1.3, and (ii) shares of its common stock (the "Common Stock") sufficient to permit the conversion of the Preferred Shares into Common Stock.

     1.3  Sale of the Shares.  Subject to the terms and conditions hereof and in
          ------------------
reliance upon the representations, warranties and agreements contained herein, on September 2, 1994 or such later date as the parties may agree upon (the "Closing Date"), the Company will issue and sell to Philips and Philips will purchase from the Company 94,117,647 Shares for a purchase price of $0.85 per Share, to be paid in accordance with Section 1.5 below.

     1.4  Delivery.  At the closing ("Closing") of the transaction contemplated
          --------
hereby on the Closing Date, the Company will deliver to Philips a certificate representing the Shares purchased.

     1.5  Payment.  Philips shall make payments payable to the order of the
          -------
Company, half in U.S. funds and half in Dutch Guilders by check, wire transfer, or such other form of payment as shall be mutually agreed upon by Philips and the Company, as follows:

          .    On the Closing Date:  $20,000,000

          . On November 30, 1994: $20,000,000, plus interest at 6% per annum on $60,000,000 for the period beginning on the Closing Date and ending on November 30, 1994.

          .    On May 31, 1995:  $20,000,000, plus $1,200,000 in interest.

          .    On November 30, 1995:  $20,000,000, plus $600,000 in interest.

          For all payments, the exchange rate for Dutch Guilders to U.S. Dollars shall be the New York Foreign Exchange Guilder Selling Rate for the second Business Day preceding the Closing Date published in the Wall St. Journal. As used herein, "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in the City of New York are required or authorized by law or executive order to be closed.

     1.6  Time and Place of Closing.  The Closing shall take place at 10:00 a.m.
          -------------------------
at the offices of the Company, 740 East Arques Avenue, Sunnyvale, California 94086 or at any other such time and place as the parties so choose.



Stock Purchase Agreement

ARTICLE 2 - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as set forth on the "Schedule of Exceptions" delivered to Philips prior to the execution hereof and attached as Exhibit E hereto, the Company hereby represents and warrants as follows:

     2.1  Organization and Standing:  Articles and Bylaws.  The Company is a
          -----------------------------------------------
corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Company has requisite power and authority, corporate and other, to own the properties owned by it and to conduct business as being conducted by it. The Company is qualified to do business and is in good standing as a foreign corporation in each state in which the nature of the business conducted by it or its ownership or leasing of property make such qualification necessary and where the failure to so qualify would have a material adverse effect on the Company's properties, operations or financial condition. Attached hereto as Exhibits A and B, respectively, are true, complete and correct copies of the Restated Certificate and the Company's Bylaws ("Bylaws"), as in effect on the Closing Date.

     2.2  Corporate Power.  The Company has all requisite power and authority,
          ---------------
corporate and other, to enter into this Agreement, the Restated Investor Rights Agreement of even date hereof, which is attached hereto as Exhibit C (the "Investor Rights Agreement"), the Supplementary Purchase Agreement, attached hereto as Exhibit D, the Shields Engagement Agreement between the Company and SEI, attached hereto as Exhibit H (the "Shields Engagement Agreement"), and all other documents, agreements and instruments to be executed by the Company and delivered to Philips in connection with the Closing and the performance by the Company of its obligations hereunder and thereunder, and to carry out and perform its obligations hereunder and thereunder.

     2.3  Subsidiaries.
          ------------

          (a)  Navigation Technologies U.S., Inc.  The Company has one wholly-
               ----------------------------------
owned subsidiary, Navigation Technologies U.S., Inc., a Delaware corporation (the "Subsidiary"). The Subsidiary is a corporation duly organized and validly existing under the laws of the State of Delaware and is in good standing under such laws. The Subsidiary is duly qualified and in good standing as a foreign corporation in each state in which the nature of the business conducted by it or its ownership or leasing of property make such qualification necessary and where the failure to so qualify would have a material adverse effect on the Subsidiary's properties, operations or financial condition. The Subsidiary has requisite power and authority, corporate and other, to own the properties owned by it and to conduct its business as now being conducted. All of the issued shares of capital stock of the Subsidiary have been duly and validly authorized and issued, are fully paid and nonassessable and are owned by the Company, free and clear of all liens, encumbrances, equities or claims. There are no


Stock Purchase Agreement
outstanding preemptive, conversion or other rights, options, warrants, commitments or agreements granted or issued by or binding upon the Company or the Subsidiary for the purchase or acquisition of any shares of the Subsidiary's capital stock. As used in this Article 2, the term "Company" includes the Subsidiary unless the context otherwise requires.

          (b)  European Geographic Technologies.  The parties acknowledge and
               --------------------------------
understand that half the funds provided by the sale of shares pursuant to
Section 1.3 will be used by the Company to acquire a majority interest in EGT which will become, thereby, directly or indirectly a majority-owned subsidiary, all as more fully set forth in the Supplementary Purchase Agreement.

     2.4  Capitalization.  The Company's authorized capital stock consists of
          --------------
(a) Common Stock, and (b) Preferred Shares. The number of shares authorized and the number of shares issued and outstanding immediately prior to the Closing is set forth in the Schedule of Exceptions hereto. All issued and outstanding shares of the Company's capital stock have been duly authorized and validly issued, fully paid and nonassessable, and offered, issued, sold and delivered by the Company in compliance with applicable Federal and state securities laws. At the time of the Closing, there will be no outstanding preemptive, conversion or other rights, options, warrants, commitments or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of its capital stock, except as set forth in the Investor Rights Agreement, the Bylaws and the Restated Certificate and as set forth in the Schedule of Exceptions. To the best of the Company's knowledge and belief, no shareholder has granted options or other rights to purchase any shares of Common Stock from such shareholder other than as set forth in the Schedule of Exceptions. There are no trusts or any other agreements or understandings to which the Company is a party with respect to the voting, holding or transfer of Common Stock other than those so created pursuant to the Investor Rights Agreement, this Agreement, the Bylaws and among Affiliated Parties. As used in this Agreement, "Affiliated Parties" are persons, and immediate family of persons, who directly, or indirectly through one or more intermediaries, control, are controlled by, are under common control with, are current or former employees of, are shareholders or former shareholders of, or are benefit plans of a party (other than the Company) to the Investor Rights Agreement. There are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of the Company. Philips, AAA, Nichimen, and SEI collectively constitute the holders of at least 66% of the Registrable Securities under the Investor Rights Agreement. The Company holds no shares of its capital stock in its treasury. Simultaneously with the Closing, all outstanding convertible debentures, in accordance with their terms, shall convert to Preferred Shares.

     2.5  Authorization.  All corporate action on the part of the Company, its
          -------------
directors and its shareholders necessary for the authorization, execution, delivery and performance by the Company of this Agreement, the Investor Rights Agreement, and


Stock Purchase Agreement
the Supplementary Purchase Agreement, and the consummation of the transactions contemplated herein and therein, and for the authorization, issuance and delivery of the Shares and of the Common Stock issuable upon conversion of the Preferred Shares (the "Underlying Shares") has been taken. This Agreement is a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally. The execution, delivery and performance by the Company of this Agreement, the Investor Rights Agreement, and the Supplementary Purchase Agreement, and the issuance and sale of the Shares and the Underlying Shares will not result in any violation of, and will not conflict with, or result in a breach of any of the terms of, or constitute a default under (i) any provision of state or Federal law to which the Company is subject, (ii) the Restated Certificate or Bylaws or (iii) any mortgage, indenture, agreement, instrument, judgment, decree, order, rule or regulation or other restriction to which the Company is a party or by which it is bound, or result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company pursuant to any such term, or result in the suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization or approval applicable to the Company's operations or any of its assets or properties, except, in the case of
(iii), such violations, conflicts, breaches, or defaults which are immaterial to the Company and its Subsidiary taken as a whole. No shareholder has any preemptive rights or rights of first refusal by reason of the issuance of the Shares or the Underlying Shares, which rights have not been duly and validly exercised or waived. The Shares and the Underlying Shares, when issued and paid for in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the Shares and the Underlying Shares may be subject to restrictions on transfer under state and Federal securities laws and under the agreements referred to herein.

     2.6  Financial Information.  The Company has delivered its financial
          ---------------------
statements to Philips, consisting of audited consolidated balance sheets and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the two years ended September 30 preceding the date hereof; and unaudited consolidated balance sheet, consolidated statement of operations and related statement of cash flows for the nine month period ended June 30, 1994 (the "Financial Statements"). The Financial Statements present fairly the financial position and results of operations of the Company at the dates and for the periods to which they relate. The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods involved and show all material liabilities, absolute or contingent, of the Company required to be recorded thereon in accordance with generally accepted accounting principles as at the respective dates thereof.

Stock Purchase Agreement

     2.7  Outstanding Debt.  The Company has no outstanding indebtedness for
          ----------------
borrowed money except as reflected in the Financial Statements and the notes thereto and is not a guarantor or otherwise contingently liable for any such indebtedness (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, provide funds for payment, supply funds or otherwise invest in any debtor or otherwise to insure any creditor against loss). There exists no default under the provisions of any instrument evidencing any indebtedness of the Company or of any agreement relating thereto.

     2.8  Absence of Undisclosed Liabilities.  The Company has no liabilities in
          ----------------------------------
an amount expected to exceed $50,000 in any particular instance or $400,000 in the aggregate (fixed or contingent, including without limitation any tax liabilities due or to become due) that are not fully reflected or provided for in the Financial Statements and the notes thereto. The Company does not know of any material liability of any nature, direct or indirect, contingent or otherwise, or in any amount not adequately reflected or reserved against in the Financial Statements and the notes thereto.

     2.9  Absence of Certain Changes.  Since September 30, 1993, the Company has
          --------------------------
conducted business only in the ordinary and usual course of business and, other than as specifically reflected on the Financial Statements, there has not been any event or condition of any character which, alone or in combination, has materially adversely affected the Company's business or prospects, including but not limited to:

          (a) any material adverse change in the condition, prospects, assets, liabilities or business of the Company from that shown in the Financial Statements;

          (b) any damage, destruction or loss of any of the properties or assets of the Company (whether or not covered by insurance) materially adversely affecting the assets, properties, financial conditions, operations, prospects, business or plans of the Company;

          (c) any material adverse change or amendments to a contract or arrangement by which the Company or any of its assets or properties is bound or subject;

          (d) any declaration, setting aside or payment or other distribution in respect of any of the Company's capital stock, or any direct or indirect redemption, purchase or other acquisition of any such stock by the Company;

          (e) any waiver by the Company of a valuable right or of a material debt owed to it; or

          (f) any labor trouble, or any event or condition of any character, materially adversely affecting the business or plans of the Company.


Stock Purchase Agreement

     2.10 Taxes.  The Company has filed within the time prescribed by law
          -----
(including extensions of time approved by the appropriate taxing authority) all tax returns and reports required to be filed with the United States Internal Revenue Service and with the state of Delaware and (except to the extent that the failure to file would not have a material adverse effect on the condition or operations of the Company) with all other jurisdictions where such filing is required by law; and the Company has paid, or made adequate provision in the Financial Statements for the payment of, all taxes, interest, penalties, assessments or deficiencies shown to be due or claimed to be due on or in respect of such tax returns and reports. The Company knows of (i) no other tax returns or reports which are required to be filed which have not been so filed and (ii) no unpaid assessment for additional taxes for any fiscal period or any basis therefor. The Company's Federal income tax returns have not been audited by the Internal Revenue Service.

     2.11 Contracts; Insurance.  The Company does not have any currently
          --------------------
existing contract, obligation, agreement, plan, arrangement, commitment or the like (written or oral), of a material nature, including without limitation the following:

          (a) Employment, bonus or consulting agreements requiring payments by the Company in excess of $20,000 in any single instance (or for consulting agreements requiring payments of less than $20,000, less than $200,000 in the aggregate), pension, profit sharing, deferred compensation, stock bonus, retirement, stock option, stock purchase, phantom stock or similar plans, including agreements evidencing rights to purchase securities of the Company and agreements among shareholders and the Company;

          (b) Loan or other agreements, notes, indentures, or instruments relating to or evidencing indebtedness for borrowed money, or mortgaging, pledging or granting or creating a lien or security interest or other encumbrances on any of the Company's property or any agreement or instrument evidencing any guaranty by the Company of payment or performance by any other person representing a total obligation in excess of $50,000;

          (c) Agreements with dealers, sales representatives, brokers or other distributors, jobbers, advertisers or sales agencies;

          (d) Agreements with any labor union or collective bargaining organization or other labor agreements;

          (e) Any contracts or series of contracts with the same person for the furnishing or purchase of machinery, equipment, goods or services, in an amount in excess of $20,000 per year including without limitation agreements with processors and subcontractors;

Stock Purchase Agreement

          (f) Any indenture, agreement or other document (including private placement brochures) relating to the sale or repurchase of shares;

          (g) Any joint venture contract or arrangement or other agreement involving a sharing of profits or expenses to which the Company is a party;

          (h) Agreements limiting the freedom of the Company to compete in any line of business or in any geographic area or with any person;

          (i) Agreements providing for disposition of the business, assets or shares of the Company, agreements of merger or consolidation to which the Company is a party or letters of intent with respect to the foregoing;

          (j) Letters of intent or agreements with respect to the acquisition of the business, assets or shares of any other business;

          (k)  Insurance policies;

          (l) Any licenses, assignments, agreements or understandings relating to or affecting the database (the "Database") for use in dynamic route guidance systems and other applications or the software and systems for construction, updating, maintenance, support and management of the Database and its applications (the "Software") except licenses, assignments, agreements, or understandings which have a term of one year or less; and

          (m) Any agreements or written understandings or arrangements with a shareholder of the Company other than regarding matters relating to their employment or disclosed elsewhere in the Schedule of Exceptions.

     The Company has complied with all the material provisions of all contracts, obligations, agreements, plans, arrangements and commitments listed in the Schedule of Exceptions and there does not exist any event of default under any such agreement or any event which, after notice or lapse of time or both, would constitute an event of default under such agreement. There is no action, suit, proceeding or investigation pending or threatened against the Company before any court or before any governmental or administrative agency for the renegotiation of or any other adjustment of any such agreement.

     The Company maintains insurance that, to the best of the Company's knowledge and belief, is adequate to protect the Company and its financial condition against the risk involved in the business conducted by the Company to the extent and in the manner customary for companies in similar businesses similarly situated.

Stock Purchase Agreement

     2.12 Shareholders, Directors and Officers; Indebtedness.  The Company is
          --------------------------------------------------
not indebted, directly or indirectly, to any of its officers, directors or shareholders or any of their respective relatives except as fully reflected or provided for in the Financial Statements and the notes thereto except in amounts which are immaterial to the Company. No officer, director or shareholder of the Company, or any of their relatives, is indebted to the Company. To the best of the Company's knowledge and belief, none of the officers or directors or significant employees or consultants of the Company, or their respective spouses or relatives, owns directly or indirectly, individually or collectively, a material interest in any entity which is a competitor, customer or supplier of (or has any existing contractual relationship with) the Company.

     2.13 Litigation and Bankruptcy Proceedings.
          -------------------------------------

          (a) There is neither pending nor, to the Company's knowledge and belief, threatened, any action, suit, proceeding or claim, or any basis therefor or threat thereof, whether or not purportedly on behalf of the Company, to which the Company is or may be named as a party or to which its property is or may be subject, or to the Company's knowledge, after due inquiry, to which any officer, key employee or principal shareholder of the Company is subject, and in which an unfavorable outcome, ruling or finding in any such matter or for all such matters taken as a whole might have a material adverse effect on the condition, financial or otherwise, prospects, or operations of the Company. The Company has no knowledge of any unasserted claim, the assertion of which is likely and which, if asserted, would seek damages, an injunction or other legal, equitable, monetary or nonmonetary relief which claim individually or collectively with other such unasserted claims if granted would have a material adverse effect on the condition, financial or otherwise, prospects or operations of the Company.

          (b) The Company has not admitted in writing its inability to pay its debts generally as they become due, filed or consented to the filing against it of a petition in bankruptcy or a petition to take advantage of any insolvency act, made an assignment for the benefit of creditors, consented to the appointment of a receiver for itself or for the whole or any substantial part of its property, or had a petition in bankruptcy filed against it, been adjudicated a bankrupt, or filed a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other law or statute of the United States of America or any other jurisdiction.

     2.14 Consents.  No consent, approval, qualification, order or authorization
          --------
of, or filing with, or notification to, any governmental authority is required in connection with the Company's valid execution, delivery or performance of this Agreement and the Investor Rights Agreement, or the offer, sale or issuance of the Shares by the Company, the issuance of the Underlying Shares, or the consummation by the Company of any other transaction contemplated hereby, except such filings as have


Stock Purchase Agreement
been made as required by this Agreement or to be made after the Closing under state and/or federal securities laws, which shall be filed promptly after the Closing.

     2.15 Title to Properties; Liens and Encumbrances.  The Company has good and
          -------------------------------------------
marketable title in fee simple to all the real property and a valid and indefeasible ownership interest in all the other property and assets recorded in the Financial Statements, free from all mortgages, pledges, liens, security interests, conditional sale agreements, encumbrances or charges, except as shown in the Financial Statements.

     2.16 Leases.  Set forth on the Schedule of Exceptions is a correct and
          ------
complete list (including the amount of rents called for and a description of the leased property) of all leases with a total obligation of at least $50,000 under which the Company is a lessee. The Company enjoys peaceful and undisturbed possession under all such leases, and to the best of the Company's knowledge all of such leases are valid and subsisting and the Company is not in default of such leases in any material respect.

     2.17 Business of the Company.  There is no pending or, to the Company's
          -----------------------
knowledge and belief, threatened claim or litigation against or affecting the Company contesting the Company's right to own, produce, manufacture, update, maintain, sell or use any product, database, software, process, method, substance, part or other material presently owned, produced, manufactured, updated, maintained, sold or used or planned to be produced, manufactured, sold or used by the Company in connection with the operations of the Company. The Company has no knowledge or belief that (i) there exists, or there is pending or planned, any patent, invention, device, application or principle, or any statute, rule, law, regulation, standard or code which would materially adversely affect the condition, financial or otherwise, prospects, or operations of the Company or (ii) there is any other factor (other than fire, flood, earthquake, accident, act of war or civil commotion, or any other cause or event beyond the control of the Company) which may materially adversely affect the condition, financial or otherwise, prospects or operations of the Company.

     2.18 Permits, Licenses, Trademarks, Patents and Other Rights.
          -------------------------------------------------------

          (a) The Company has all franchises, permits, licenses and other similar authority necessary for the conduct of its business as now being conducted by it and as planned to be conducted, the lack of which could materially and adversely affect the prospects, operations or condition, financial or otherwise, of the Company, and it is not in default in any material respect under any of such franchises, permits, licenses or other similar authority. The Company possesses all patents, patent rights, trademarks, service marks, trademark rights, service mark rights, trade names, trade name rights, copyrights, mask works, trade secrets, proprietary software, proprietary rights and processes (the "Intellectual Property"), necessary to conduct its business as now being conducted and as planned to be conducted, without, to the best of the Company's

Stock Purchase Agreement
knowledge, conflict with or infringement upon any valid rights of others, the lack of which could materially and adversely affect the operations or condition, financial or otherwise, of the Company, and has not received any notice of infringement upon or conflict with the asserted rights of others.

          (b) The Schedule of Exceptions sets forth a complete list of all patents, patent applications, inventions, service marks, trade names, trademarks, trademark and service mark registrations and applications, copyrights, and copyright registrations and applications, both domestic and foreign, owned by the Company as of the Closing. No shareholder, director, officer or employee of the Company has any interest in any Intellectual Property of the Company.

          (c) The Schedule of Exceptions sets forth a complete list of all Intellectual Property which materially relates to the Company's business as now conducted and as planned to be conducted known by the Company to be owned or controlled by any director, officer or employee of the Company.

          (d) Except for agreements with its own employees or consultants in the form of Exhibit F attached hereto, the Schedule of Exceptions sets forth a complete list of all of the Company's outstanding options, licenses, franchises, permits or agreements of any kind with respect to Intellectual Property. To the best of the Company's knowledge, all licenses granted to the Company with respect to Intellectual Property are fully assignable (except as otherwise provided by law), and are free and clear of any attachments, liens or encumbrances and the Company is not in default or breach, or pursuant to the transactions contemplated by this Agreement, will not be in default or breach, of any such license in any material respect.

     2.19 Issuance Taxes.  All taxes imposed by law in connection with the
          --------------
issuance, sale and delivery of the Shares and Underlying Shares shall have been fully paid, and all laws imposing such taxes shall have been fully complied with, prior to the Closing or the issuance of any such Underlying Shares, as the case may be.

     2.20 Offering.  Subject to the truth and accuracy of Philips's
          --------
representations set forth in this Agreement and of the Purchasers' representations set forth in the Investors Stock Purchase Agreements of near date herewith between such Purchasers and the Company in the form of Exhibit O hereto ("Investors Stock Purchase Agreements"), the offer, sale and issuance of the Shares and Underlying Shares as contemplated by this Agreement and the Investors Stock Purchase Agreements are exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act," which term shall include any successor Federal statute), and from the registration or qualification requirements of the laws of any applicable state or other jurisdiction. Each of such Purchasers is an "accredited investor" as defined in Regulation D promulgated under the Securities Act and is named on Exhibit P hereto.

Stock Purchase Agreement

In the aggregate, such Purchasers are not purchasing in excess of 17,000,000 shares of Common Stock.

     2.21 Compliance with Other Instruments.  The Company is not in violation of
          ---------------------------------
any term of its Restated Certificate or Bylaws. The Company is not in violation of any term of any mortgage, indenture, contract, agreement, instrument, judgment, decree, order, statute, rule or regulation to which the Company is subject and a violation of which would have a material adverse effect on the condition, financial or otherwise, prospects or operations of the Company.

     2.22 Employees.  To the best of the Company's knowledge and belief, no
          ---------
employee of the Company is, or is now expected to be, in violation of any term of any employment contract, Intellectual Property agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant or any other common law obligation to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or to be conducted by the Company or to the use of trade secrets or proprietary information of others, and, to the best of the Company's knowledge and belief, the employment of the Company's employees does not subject the Company or Philips to any liability. No pending or, to the Company's knowledge and belief, threatened action is currently underway with respect to the foregoing. The Company does not have any collective bargaining agreement covering any of its employees and is not subject to any pension, profit sharing or other similar plan which is subject to the Employee Retirement Income Security Act of 1974, as amended.

     Each employee of the Company who has access to confidential information concerning the Company has executed and delivered to the Company a proprietary information and inventions agreement in substantially the form attached as Exhibit F hereto (the "Proprietary Information and Inventions Agreement").

     Each consultant and/or independent contractor retained by the Company to work with Intellectual Property is working pursuant to a written agreement which requires such consultant or independent contractor to assign all rights to any inventions, patent applications and patents, software and copyrights made in the course of such work to the Company and to preserve and protect the confidential information of the Company.

     To the best of the Company's knowledge, after due inquiry, no officer or other "key employee" of the Company has any present intention of terminating his or her employment with the Company and the Company has no present intention of terminating such employment.


Stock Purchase Agreement

     2.23 Registration Rights.  Except as provided for in the Investor Rights
          -------------------
Agreement, the Company is not under any obligation to register any of its currently outstanding securities or any of its securities which may hereafter be issued.

     2.24 Disclosure.  This Agreement, the Investor Rights Agreement, the
          ----------
Supplementary Purchase Agreement, the Schedule of Exceptions, and the Financial Statements and notes thereto, as well as any other document, certificate, schedule or written statement furnished to Philips by or on behalf of the Company in connection with the transactions contemplated hereby, do not contain any untrue statement of a material fact and do not omit to state a material fact necessary in order to make the statements contained therein or herein not misleading in the light of the circumstances under which they were made. The Company has no knowledge of any fact or circumstance which materially adversely affects or in the future may (so far as the Company can now reasonably foresee) materially adversely affect the condition, financial or otherwise, assets, business, operations or prospects of the Company which has not been disclosed in writing to Philips.

     Without limiting the foregoing, the information provided by the Company to its shareholders for purposes of obtaining any necessary approvals did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made, and the Company shall indemnify and hold Philips harmless from any loss, liability or expense incurred by Philips by reason of such information so provided not conforming to this representation.

     2.25 Environmental Matters.  The Company has acquired all material permits,
          ---------------------
licenses, approvals and consents from appropriate local, tribunal, state and federal governmental bodies, authorities and agencies necessary to conduct its operations in compliance with all applicable Environmental Laws. For purposes of this Agreement, "Environmental Laws" shall mean any law, rule, regulation, order, injunction or decree of any federal, state or local government, regulatory authority, court or arbitration tribunal within the United States relating to pollution or protection of the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, laws relating to the spill, placement, leaking, release, discharge, emission, generation, treatment, storage or disposal of pollutants, contaminants, chemicals or toxic of hazardous substances. There are no investigations, actions, proceedings and claims of whatsoever nature, whether pending or to the Company's knowledge threatened, involving the Company or its properties, operations or business arising under any Environmental Laws.

     2.26  Minute Books.  The minute books of the Company are accurate and
           ------------
complete and reflect all material actions taken by its incorporators, shareholders and directors (including any committees of the Board).

Stock Purchase Agreement

ARTICLE 3 - REPRESENTATIONS, WARRANTIES AND COVENANTS OF PHILIPS

     Philips represents and warrants to the Company as follows:

     3.1  Experience.  It has such knowledge and experience in financial and
          ----------
business matters that it is capable of evaluating the merits and risks of an investment in the Shares and of making an informed decision regarding such investment.

     3.2  Investment.  It is acquiring the Shares for investment for its own
          ----------
account and not with the view to, or for resale in connection with, any distribution thereof. It understands that the Shares and Underlying Shares have not been registered under the Securities Act by reason of a specified exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of its investment intent as expressed herein.

     3.3  Limitations on Disposition.  It acknowledges that the Shares and
          --------------------------
Underlying Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available and that the Company (i) has no obligation or intention of registering the Preferred Shares, (ii) may place stop transfer instructions with the Company's transfer agent to prevent the transfer of Shares and Underlying Shares in violation of the terms of this Agreement or the Investor Rights Agreement, and (iii) except as provided in the Investor Rights Agreement, has no obligation to register the Underlying Shares or make available an exemption from registration. It has been advised or is aware of the provisions of Rule 144 promulgated under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, and fully understands that such Rule may not become available for resale of the Shares and Underlying Shares.

     3.4  Access to Data.  It is experienced in evaluating and investing in
          --------------
companies such as the Company, is able to fend for itself in the transactions contemplated by this Agreement, the Investor Rights Agreement, and the Supplementary Purchase Agreement, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment, and has the ability to bear the economic risks of its investment. Philips further represents that it has had access, during the course of the transaction and prior to its purchase of the Shares, to the information it believed it needed and desired in connection with its evaluation of its investment in the Shares and that it has had, during the course of the transaction and prior to its purchase of the Shares, the opportunity to ask questions of, and receive answers from, the Company concerning the terms and conditions of the offering and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which


Stock Purchase Agreement
it had access. No such access shall affect the Company's representations and warranties hereunder nor Philips' right to rely on such representations and warranties.

     3.5  Restrictive Legend.  Each certificate representing the Shares and
          ------------------
Underlying Shares or any other securities issued in respect of the Shares and Underlying Shares upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted or unless the securities evidenced by such certificate shall have been registered under the Securities Act) be stamped or otherwise imprinted with legends in the following form (in addition to any legend required under applicable state securities laws):

          (a) With respect to compliance with the Securities Act, the following legend will appear:

          THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

          (b) With respect to compliance with the provisions in the Company's Bylaws, the following legend will appear:

          THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A RIGHT OF FIRST REFUSAL OPTION IN FAVOR OF THE CORPORATION AND ITS OTHER SHAREHOLDERS AS PROVIDED IN THE BYLAWS OF THE CORPORATION.

          (c) With respect to compliance with the provisions in the Investors Rights Agreement, the following legend will appear:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY BE TRANSFERRED ONLY IN COMPLIANCE WITH AN AGREEMENT, DATED AS OF SEPTEMBER 1, 1994, BY AND AMONG THE COMPANY AND THE OTHER PARTIES NAMED THEREIN, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE ISSUER.

     3.6  Removal of Legend.  Upon request of a holder of such a certificate,
          -----------------
the Company shall remove the legend specified in Paragraph 3.5(a) from the certificate or issue to such holder a new certificate therefore free of the transfer legend if:


Stock Purchase Agreement

          (a) With such request, the Company shall have received either the opinion referred to in Paragraph 3.7(a) or the "no-action" letter referred to in Paragraph 3.7(b) to the effect that any transfer by such holder of the securities evidenced by such certificate will not violate the Securities Act or applicable state securities laws; or

          (b) In accordance with Paragraph (k) of Rule 144, such holder is not, and has not during the last three months been, an affiliate of the Company and such holder has held the securities represented by such certificate for a period of at least three years and such holder is eligible to use Paragraph (k) of Rule 144.

In the event a holder falls within Paragraphs 3.6(a) or 3.6(b), the Company will use its best efforts to assist such holder in obtaining removal of the legend set forth in Paragraph 3.5(a).

     3.7  Notice of Proposed Transfers.  The holder of each certificate required
          ----------------------------
to bear or bearing the legend set forth in Paragraph 3.5(a) ("Restricted Securities") by acceptance thereof agrees to comply in all respects with the provisions of this Section 3.7. Prior to any proposed transfer of any Restricted Securities (other than under circumstances described in the Investor Rights Agreement), the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall be accompanied (except in transactions in compliance with Rule
144) by either:

          (a) A written opinion of legal counsel who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act; or

          (b) A "no-action" letter from the Securities and Exchange Commission (the "Commission") to the effect that the distribution of such securities without registration will not result in a recommendation by the staff of the Commission that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company.

Each certificate evidencing the Restricted Securities transferred as above provided shall bear the appropriate restrictive legend set forth in Paragraph 3.5(a), except that such certificate shall not bear such restrictive legend if the opinion of counsel or "no-action" letter referred to above is to the further effect that such legend is not required in order to establish compliance with the provisions of the Securities Act.

Stock Purchase Agreement

     3.8  Other Representations of Philips.  Philips is a corporation duly
          --------------------------------
organized and validly existing under the laws of the Netherlands and is in good standing under such laws. Philips and its affiliates have all requisite power and authority, corporate and other, to enter into this Agreement, the Investor Rights Agreement, the Supplementary Purchase Agreement, and all other documents, agreements and instruments to be executed by Philips and/or its affiliates and delivered to the Company in connection with the Closing, and to carry out and perform their obligations hereunder and thereunder. All corporate action on the part of Philips, its directors and its shareholders necessary for the authorization, execution, delivery and performance by Philips and its affiliates of this Agreement, the Investor Rights Agreement, and the Supplementary Purchase Agreement, and the consummation of the transactions contemplated herein and therein, and for the purchase of the Shares and the Underlying Shares has been taken. This Agreement is a valid and binding obligation of Philips and its affiliates, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting enforcement of creditors' rights generally. The execution, delivery and performance by Philips and its affiliates of this Agreement, the Investor Rights Agreement, and the Supplementary Purchase Agreement, and the purchase of the Shares and the Underlying Shares will not result in any violation of, and will not conflict with, or result in a breach of any of the terms of, or constitute a default under any provision of Dutch, state or Federal law to which Philips is subject. Philips is a wholly owned subsidiary of Philips Electronics N.V., a corporation organized under the laws of the Netherlands. No further consent, approval, qualification, order or authorization of, or filing with, or notification to, any governmental authority is required in connection with Philips' and its affiliates' valid execution, delivery or performance of this Agreement and the Investor Rights Agreement, or the purchase of the Shares from the Company, or the consummation of any other transaction contemplated hereby.

ARTICLE 4 - CONDITIONS TO CLOSING OF PHILIPS

     The obligation of Philips to purchase the Shares to be purchased at the Closing is subject to the fulfillment to Philips' satisfaction on or prior to the Closing Date of each of the following conditions:

     4.1  Representations and Warranties Correct.  The representations and
          --------------------------------------
warranties made by the Company in Article 2 shall be true and correct in all respects when made, and shall be true and correct in all respects at the Closing with the same force and effect as if they had been made on and as of the Closing Date.

     4.2  Performance.  All covenants, agreements and conditions contained in
          -----------
this Agreement to be performed or complied with by the Company on or prior to the Closing Date shall have been performed or complied with in all respects.




Stock Purchase Agreement

     4.3  Opinion of Company's Counsel.  Philips shall have received from
          ----------------------------
counsel to the Company, an opinion addressed to Philips, dated the Closing Date, and in the form attached as Exhibit G.

     4.4  Legal Investment.  At the Closing Date, the purchase of the Shares to
          ----------------
be purchased by Philips hereunder shall be legally permitted by all laws and regulations to which Philips and the Company are subject.

     4.5  Compliance Certificate.  The Company shall have delivered to Philips a
          ----------------------
certificate of the Chairman and Chief Executive Officer of the Company in the form attached as Exhibit M, dated as of the Closing, certifying to the fulfillment of the conditions specified in Sections 4.1 and 4.2 and such other matters as Philips may reasonably request.

     4.6  Proceedings and Documents.  All corporate and other proceedings in
          -------------------------
connection with the transactions contemplated hereby and all documents and instruments incident to such transactions shall be reasonably satisfactory in substance and form to Philips.

     4.7  Securities Law Compliance.  All actions and steps necessary to assure
          -------------------------
compliance with applicable Federal and state securities laws, including all authorizations, approvals or permits, if any, of any governmental authority or regulatory body in any states where the Shares are being sold that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, the conversion of the Shares and the issuance of the Underlying Shares shall have been duly obtained and shall be effective on and as of the Closing except for any such filings as may under applicable law be made subsequent to the Closing, which such filings the Company agrees it will make in a timely manner.

     4.8  Consents.  All material consents, approvals and authorizations,
          --------
including the approval of the shareholders of the Company as required by the General Corporation Law of Delaware, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of the Company or Philips, necessary on the part of the Company or Philips or their respective affiliates to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected.

     4.9  Conversion of Debentures. Simultaneous with the Closing, the Company
          ------------------------
shall have converted all outstanding convertible debentures of the Company in accordance with their terms.




Stock Purchase Agreement

     4.10 Intellectual Property Release.  The Company will have received from T.
          -----------------------------
Russell Shields, SEI, AAA and Nichimen the Intellectual Property Non-Assertion Certificate in the form attached as Exhibit N.

     4.11   Other Agreements.  The execution and delivery by all parties thereto
            ----------------
of the Shields Engagement Agreement and the Investor Rights Agreement shall have occurred simultaneously with the Closing.

ARTICLE 5 - CONDITIONS TO CLOSING OF COMPANY

     The Company's obligation to sell the Shares to be purchased at the Closing is subject to the fulfillment to the Company's satisfaction at or prior to such Closing of each of the following conditions:

     5.1  Representations.  The representations made by Philips pursuant to
          ---------------
Article 3 shall be true and correct when made and shall be true and correct as of the Closing.

     5.2  Legal Investment.  At the time of the Closing, the purchase of the
          ----------------
Shares to be purchased by Philips hereunder shall be legally permitted by all laws and regulations to which Philips and the Company are subject.

     5.3  Securities Law Compliance.  All actions and steps necessary to assure
          -------------------------
compliance with applicable Federal and state securities laws, including all authorizations, approvals or permits, if any, of any governmental authority or regulatory body in any state where the Shares are being sold that are required in connection with the lawful issuance and sale of the Shares pursuant to this Agreement, the conversion of the Shares and the issuance of the Underlying Shares shall have been duly obtained and shall be effective on and as of the Closing except for any such filings as may under applicable law be made subsequent to the Closing, which such filings the Company agrees it will make in a timely manner.

     5.4  Opinion of Philips Counsel.  The Company shall have received from
          --------------------------
Philips' counsel, opinions addressed to the Company, dated the Closing Date, and in the form attached as Exhibit L.


ARTICLE 6 - RIGHTS, LIMITATIONS, AND OBLIGATIONS OF PHILIPS

     6.1  Right of First Refusal.
          ----------------------

          (a) The Company singly, excluding its subsidiaries, hereby grants to Philips a right of first refusal on any sale of its Common Stock, or of its securities convertible into or exercisable for Common Stock, to a proposed purchaser, or group of purchasers acting in concert, which would, together with its affiliates, hold or continue


Stock Purchase Agreement
to hold more than a ten percent economic interest in the Company. Upon exercise of such right, Philips shall receive Preferred Shares in lieu of Common Stock, or securities convertible into or exercisable for Preferred Shares.

          (b) The following transactions shall not constitute events which trigger the right of first refusal granted in Paragraph 6.1(a):

               (i) Stock purchased by existing shareholders to maintain their voting position under the Investor Rights Agreement;

          (ii) Stock issued pursuant to any stock option plan or options now in existence or outstanding, or granted in accordance with the provisions of
Section 7.12 or the Shields Engagement Agreement; and

               (iii) Stock exchanged for equity in new affiliated companies which are acceptable to Philips.

          (c) The Company shall not grant any party an exclusive license for the in-vehicle use of the Company's database without first providing Philips with a 60 day right of first refusal to acquire such exclusive license on the
same terms.    If Philips elects to exercise such right, it shall acquire such license on such terms and conditions; if it does not, the Company shall be free for 60 Business Days (plus an additional 60 Business Days if the license cannot be completed by the Company in the original 60 day period through no fault of the Company) to enter into such license on terms no more favorable to the proposed licensee than those offered to Philips, after which Philips' right of first refusal shall again apply.

     6.2  Technology Rights.  The Company will not, except with Philips' written
          -----------------
consent: sell, license, or otherwise put at the disposal of another organization that is not directly or indirectly majority owned by the Company its database creation and management software for purposes of independently creating navigable databases. Philips shall not unreasonably withhold its consent if such organization offers Philips the right, on reasonable terms, to participate in such organization. Subject to local law and custom, the Company will use its best efforts to secure for Philips, if Philips requests, an ownership interest in such organization that is equal to Philips' ownership interest in the Company. The prohibition established in this Section 6.2 shall not apply for organizations who use the technology solely for adding attributes to databases created by the Company or one of its licensees.

     6.3  Limitation on Equity Position.  Except with the approval of a majority
          -----------------------------
of those Directors of the Company who were not designated by Philips ("Non-Philips Board Members"), for three years following the Company's Initial Public Offering as defined in the Bylaws, Philips agrees not to own more than seventy-five percent of the outstanding Common Stock, except for shares acquired by
Philips:  (i) in a tender offer

Stock Purchase Agreement
or exchange offer for all of the Common Stock, or in a merger, consolidation, mandatory share exchange or similar transaction to which the Company is a party, or (ii) pursuant to the exercise of a right of first refusal accorded to Philips by this Agreement, the Investor Rights Agreement or the Bylaws, or (iii) otherwise due to actions by the Company or others which Philips has no right or ability to prevent.

     For purposes of this Agreement, "Outstanding" when used with reference to the Common Stock as of any given date shall mean the number of shares validly issued and outstanding which have been fully paid and does not include any shares which are the subject of unexercised rights, options or conversions of securities; provided however, that all Preferred Shares which have been validly issued shall be considered to be Outstanding shares of Common Stock, on a share for share basis, whether or not the purchase price therefor has been paid in full.

     6.4  Limitation on Philips Sales.  Philips shall be free to sell the
          ---------------------------
Preferred Shares or Common Stock which it owns or has the right to acquire subject to any right of first refusal in the Bylaws, any right of Co-Sale in the Investor Rights Agreement and the following:

          (a) Except with the approval of a majority of the Non-Philips Board Members, Philips shall not sell Preferred Shares or Common Stock to any one purchaser or group of purchasers acting in concert which, after such sale, would own more than ten percent of the outstanding Common Stock of the Company. A firm commitment underwritten public offering of Common Stock shall not be subject to this Paragraph 6.4(a).

          (b) Until the fifth anniversary of the Initial Public Offering, Philips shall accord the other Company shareholders the right to participate on equal terms in any sale by Philips of all or substantially all of its equity interest in the Company other than in an underwritten public offering of Common Stock. Philips shall give such other shareholders not less than 30 Business Days notice of such proposed sale by Philips and an opportunity, during such period, to take such steps as will effectively permit such shareholders electing
to do so to sell their interests on such terms.   If a shareholder elects to
exercise such right, it shall participate in such sale on such terms; if it does not, Philips shall be free for 60 Business Days (plus an additional 60 Business Days if the sale cannot be completed by Philips in the original 60 day period through no fault of Philips) to consummate such sale on terms no more favorable to Philips than those set forth in the notice to the shareholders, after which the shareholders' right to participate shall again apply.

          (c) Transfers of Preferred Shares or Common Stock among companies controlled by Philips Electronics, N.V. ("Permitted Transferees") will be unrestricted provided the transferee agrees to be bound by the same restrictions as the transferor.


Stock Purchase Agreement

          (d) If Philips intends to transfer Preferred Shares to any party other than a Permitted Transferee, Philips shall so notify the Company and shall simultaneously deliver such shares to the Company, which shall promptly issue to the transferee an equivalent amount of Common Stock; it being understood, if the
                                                     -------------------
Company does not have such equivalent amount of Common Stock authorized and available for issue, Philips shall be free to transfer unconverted Preferred Shares, with the condition to the transferee that it convert such Preferred Shares to Common Stock as soon as sufficient Common Stock is authorized and available for issue.

          6.5  Put by Current Shareholders.
               ---------------------------

          (a) Philips hereby grants to each shareholder or optionee (to the extent his/her options vest in accordance with the terms of the option) who on the Closing Date owns less than 2,700,000 shares of Common Stock on a fully diluted basis, the right to require Philips to purchase up to the number of shares held by such shareholder or optionee on the Closing Date, at a per-share price of $0.85.

          (b) Philips hereby grants to each shareholder or optionee (to the extent his/her options vest in accordance with the terms of the option) who on the Closing Date owns at least 2,700,000 shares of Common Stock on a fully diluted basis, the right to require Philips to purchase up to 50% of the number of shares held by such shareholder or optionee on the Closing Date, at a per-share price of $0.85.

          (c) For purposes of the rights granted in Paragraphs 6.5(a) and 6.5(b) (the "Put Rights") the "shares held" shall consist of: (i) shares owned on the Closing Date, (ii) shares acquired through conversion of convertible debentures on the Closing Date, and (iii) shares acquired through the exercise of options held on the Closing Date and exercised by the date of exercise of the Put Rights. The names of the shareholders and optionees to whom the Put Rights are granted and their holdings as of the Closing Date are attached hereto as Exhibit I.

          (d) All or any portion of the Put Rights granted by Philips in Paragraphs 6.5(a) and 6.5(b) may be assigned by the holder of such rights, with respect to a stated number of shares, to one or more other shareholders who receive rights under Paragraph 6.5(b), by the execution and delivery of a Put Assignment Form, in the form attached as Exhibit J, to such assignee, with a copy to the Company. All or any portion of the Put Rights granted by Philips in Paragraph 6.5(a) or 6.5(b) may be assigned by the holder of such rights by the execution by such holder of such a Put Assignment form, with respect to a stated number of shares, according to a Permitted Transaction as defined in the Bylaws in conjunction with the transfer of the same number of shares to such parties. The Company will serve as transfer agent for the Put Rights and will keep accurate records of the ownership of Put Rights granted under Paragraph 6.5(a) and 6.5(b) and make such records available within two Business Days after Philips request for a current statement of ownership of such Put Rights.


Stock Purchase Agreement

          (e) The rights granted in this Section 6.5 shall terminate and be of no further force or effect on the earlier of (i) the fifth anniversary of the Closing Date or (ii) the closing of the Initial Public Offering.

          (f)  Any transfer of a Put Right otherwise than pursuant to this
Section 6.5 shall be null and void.

          (g) A holder of Put Rights pursuant to this Section 6.5 may exercise such Put Rights by notice to Philips at the offices of Philips Electronics North America, Attn: Warren Oates, 100 East 42nd Street, New York, New York 10017, specifying a date and time for the purchase of the tendered shares, which shall be no earlier than the fifth Business Day after the notice is given, and the manner of payment by Philips of the purchase price for such shares. Philips shall make payment for such shares at the date and time specified for such purchase against delivery to it of certificates for the Common Stock being sold, in good delivery form and free and clear of any lien or encumbrance, for the exact number of shares of Common Stock being sold. Philips may require as a condition to such purchase reasonable evidence, including certification from the Company in a form reasonably satisfactory to Philips, substantiating the ownership of the Put Rights being exercised by the shareholder purporting to exercise them, such shareholder's ownership and right to sell the Common Stock being sold and the continued validity of such Put Rights in respect of the Common Stock being sold. The Company agrees to indemnify Philips for any damages incurred by Philips in honoring the exercise of such Put Rights in reasonable reliance upon such a certification that does not accurately reflect the true ownership of such Put Rights. Put Rights may not be exercised for less than 1000 shares of Common Stock or, if less, the entire number of shares of Common Stock as to which the selling shareholder possesses Put Rights at the time of Put Right exercise.

          (h) Philips does not seek to acquire any of the shares of Common Stock to which the Put Rights relate. Philips has agreed to accord these Put Rights to the Company's shareholders solely at the request of the Company and its other shareholders as an accommodating facility to provide such shareholders with additional liquidity for their Common Stock prior to a Initial Public Offering. Philips neither encourages nor discourages any such shareholder to exercise any such Put Rights, and each shareholder is intended to make such shareholder's own decision concerning such exercise or non-exercise of Put Rights. Philips does not undertake, and disclaims, any obligation or responsibility to provide notices of any sort to holders of the Put Rights, including any notice with respect to a proposed Initial Public Offering, or to provide such holders with any information concerning the Company and its affiliates or Philips and its affiliates for purposes of their consideration of the advisability of exercising the Put Rights. Philips has been assured that the Company will inform its shareholders receiving Put Rights that Philips, as the largest shareholder of the Company, with representatives on the Board, will very likely from time to time have material non-public information that could be deemed important or desirable by


Stock Purchase Agreement
shareholders considering whether or not to exercise their Put Rights and undertakes no responsibility to make any such information available to them. All notices and information concerning the Company and its affiliates, insofar as the holders of the Put Rights are concerned, will come solely from the Company. The Company agrees to advise all holders of the Put Rights of the foregoing through a notice to such holders within five Business Days after the Closing Date in the form annexed to this Agreement as Exhibit K.

     6.6  Future Financing.  If Philips determines, in its sole discretion, to
          ----------------
make an additional investment in the Company, such investment will be made at a price per share to be agreed upon by the Non-Philips Board Members and Philips, or failing such agreement, at a price equal to the fair market value per share of the securities to be sold, as determined by an independent investment banker chosen by the Non-Philips Board Members and Philips for such purpose.

     6.7  Board Designees.
          ---------------

          (a) The Company will use its best efforts to assure that twenty-five percent of the members of the Board, rounded up to the nearest whole number, are persons designated for that purpose by Philips (the "Philips Board Members") and that such persons designated by Philips shall constitute at least the same proportion of membership on each committee that the Board may have from time to time, other than any special committee the sole function of which is to consider and act with respect to one or more transactions with Philips or its affiliates.

          (b)  After the conversion of all Preferred Shares:

          (i) Philips will use its best efforts to assure the election, as a Director of the Company, of a designee of each of AAA, Nichimen and SEI; provided such company's Investment Group (as defined in the Investor Rights Agreement) owns at least five percent of the Common Stock.

          (ii) If the Investment Group of AAA, Nichimen, or SEI owns less than five percent of the Common Stock, Philips will nonetheless use its best efforts to assure the election of such company's designee through December 31, 1999 provided such company has, in Philips' reasonable judgment, a key strategic relationship with the Company.

          (iii) If AAA, Nichimen, or SEI does not have a designee as a Director of the Company, the Company and Philips agree to offer such entity a seat on the Company's Strategic Board whenever such advisory board is maintained by the Company.

Stock Purchase Agreement

          (iv) Philips will use its reasonable best efforts to assure the election, as a Director of the Company, of the designee of any holder of at least five percent of the Common Stock, on the request of AAA, Nichimen, and SEI.

     6.8  Uniform Commercial Terms.  The Company will extend, and continue to
          ------------------------
extend, most favored customer terms and prices to AAA, Nichimen, Philips, and SEI for similar types and quantities of the Company's goods and services under similar terms and conditions. Similarly, the Company will extend, and continue to extend, most favored customer terms and prices to all its customers for similar types and quantities of the Company's goods and services under similar terms and conditions.

     6.9  Succession for CEO.  If the services of T. Russell Shields to serve as
          ------------------
Chief Executive Officer ("CEO") of the Company, secured pursuant to the Shields Engagement Agreement, become unavailable, then the Philips Board Members shall meet with the Non-Philips Board Members to determine a new CEO. If agreement cannot be reached within 120 days, the Board shall elect as Chief Executive Officer for two years, a person who has been designated by the Philips Board Members in their sole discretion. Any successors to such CEO during such period shall be similarly designated and elected. During the last 120 days of that two-year period representatives of Philips shall meet with the Non-Philips Board Members to determine a new CEO. If agreement is not reached before the end of the two year period, the Board shall elect as Chief Executive Officer for one year, a person who has been designated by the Non-Philips Board Members in their sole discretion. Any successors to such CEO during such period shall be similarly designated and elected.

     6.10 Limit on Philips Board Members.  Philips will not vote for a candidate
          ------------------------------
for Board election who is an affiliate of, or otherwise related to or controlled by Philips or its affiliates except for those candidates designated according to Paragraph 6.7(a) and candidates designated by the Company in conformance with the Shields Engagement Agreement and by Investors according to the Investors Rights Agreement for whom Philips is obligated to vote by contract.

     6.11 Restrictions on Philips' Rights to Convert Preferred Shares.  Except
          -----------------------------------------------------------
as provided in this Section 6.11, Philips and any Permitted Transferees shall not convert any Preferred Shares into Common Stock, the provisions of the Restated Certificate notwithstanding. Philips and any Permitted Transferee may convert Preferred Shares only in any of the following circumstances:

          (a)  On or after January 1, 2004.

          (b) Upon the sale or transfer of any or all Preferred Shares to anyone other than a Permitted Transferee so long as such sale or transfer is not in violation of Paragraph 6.4(a).


Stock Purchase Agreement

          (c) In the event that the cumulative combined net losses of the Company, EGT and their subsidiaries from January 1, 1994 to the last day of the calendar year shown below exceeds the cumulative net loss shown:


Year                              Cumulative Net Loss
- ----                              -------------------
               1994                      $ 50,000,000
               1995                      $100,000,000
               1996                      $130,000,000
               1997
                and thereafter           $150,000,000

Cumulative net loss in any year shall be determined by the Company's independent public accountants on the basis of the accounting procedures and principles pursuant to which the audited consolidated Company financial statements are prepared in the regular course of its business on a consistent basis. Philips and the Company may change the dollar amounts appearing under "Cumulative Net Loss" by jointly executing a designation to that effect that specifies the change to be made.

          (d) At the end of the final period specified in Section 6.9, Philips and Philips Permitted Transferees may convert all, but not less than all, of the Philips Preferred Shares.

          (e) In the event that through no fault of Philips and no failure by Philips to take action, fewer than the number of Philips' designees specified in Paragraph 6.7(a) shall be members of the Board and the committees thereof.

          (f) In the event the Chief Executive Officer of the Company is, at any time, through no fault of Philips and no failure of Philips to take action, not a person selected in accordance with Section 6.9; provided, however, that an interim Chief Executive Officer, reasonably satisfactory to Philips, appointed to serve during the periods provided in Section 6.9 for the selection of a new Chief Executive Officer shall not be considered an event under this Paragraph 6.11(f).

          (g) If there shall have been a material breach in any of the Company's obligations to Philips or a Permitted Transferee, or a material violation of any of Philips' or a Permitted Transferee's rights, under this Agreement, the Restated Certificate, the Bylaws, the Supplementary Purchase Agreement, the Investor Rights Agreement, the Intellectual Property Non-Assertion Certificates or any other agreement relating to the transactions contemplated by this Agreement and, in each case, there has been no action taken or omitted to be taken by Philips that substantially contributed to the Company's material breach or material violation, and in each case, such material breach or material violation by the Company and the absence of such action or omission by Philips has been agreed to exist by the Company, acting through the

Stock Purchase Agreement
majority of the Non-Philips Board Members, or is found to exist by any court or any other impartial adjudicator having jurisdiction over such question.

Failure by the Company to provide the information to be given to Philips according to the provisions of Article 7 will not be construed as a material breach by the Company, unless such failure continues for 45 days after notice to the Company by Philips of such failure.

          (h) To maintain the Common Stock holding of Philips and its affiliates at thirty-five percent of the Common Stock which is outstanding.

          (i)  On the closing of the Initial Public Offering.

          (j) If the Company shall have received a written request from Philips pursuant to Section 3.1(a) of the Investor Rights Agreement that the Company effect a registration, and the registration does not become effective within six months after such request; provided, however this condition shall not apply so long as the Company is not at fault in effecting such registration in accordance with Section 3.1 of the Investor Rights Agreement (including the provisions relating to timing), and the Company has exercised and continues to exercise its best efforts to effect such registration.

     6.12 Approval by Philips Designated Directors.  The Company agrees, without
          ----------------------------------------
the assent of the Philips Board Members, not to:

          (a) Sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or purchase, lease or otherwise acquire, whether directly or indirectly through an affiliate or affiliates or whether in a single transaction or series of transactions, assets of the Company or any of its direct or indirect subsidiaries having an aggregate book value at least equal to the greater of $3,000,000 or ten percent of the Company's total assets other than in the ordinary course of the Company's business;

          (b) Change the compensation to SEI specified in the Shields Engagement Agreement;

          (c)  Adopt, amend or repeal any provision of the Bylaws;

          (d) Submit any change to the Certificate of Incorporation to vote by the Company's shareholders;

          (e)  Waive any right of first refusal in the Bylaws;

          (f)  Adopt a shareholders rights plan;

Stock Purchase Agreement

          (g) Issue any Preferred Stock not already approved as of the Closing Date;

          (h)  Declare any dividend or make any distribution.

     6.13 Contemplated IPO.  The Company and Philips agree that, as soon as
          ----------------
practicable and advantageous to the Company and its shareholders, it is intended that the Company will effect the Initial Public Offering.

     6.14 Acquisition of Common Stock; Maintenance of Common Stock Position.
          -----------------------------------------------------------------
Any Common Stock which Philips or any of its affiliates acquire after the date hereof shall be promptly delivered to the Company and the Company shall simultaneously deliver to such acquirer an equal number of Preferred Shares, except to the extent that retention of Common Stock by Philips is required for Philips and its affiliates to maintain a thirty-five percent voting interest in the Company. Absent written prior notification to the Company by Philips to the contrary, if Philips, its affiliates and its Permitted Transferees own less than thirty-five percent of the Common Stock, and provided a sufficient number of Preferred Shares are owned by Philips, its affiliates, and its Permitted Transferees, the Company will automatically convert a sufficient number of Preferred Shares owned by Philips and its affiliates to Common Stock in order for Philips and its affiliates to maintain a thirty-five percent voting interest in the Company, and will so notify Philips. If Philips so notifies the Company within 90 days after such conversion, the Company will reconvert any or all such automatically converted Common Stock back to Preferred Shares.

     6.15 Termination of Philips Special Rights and Restrictions.  The
          ------------------------------------------------------
provisions of Sections 6.1,6.2,6.9,6.10,6.12,6.13, the first sentence of Section 6.14, and Paragraphs 6.4(a) and 6.7(a) shall terminate if Philips, its affiliates and its Permitted Transferees own less than thirty-five percent of the Common Stock for a period of 90 consecutive days following notice to Philips by the Company of such level of ownership or if Philips, its affiliates and its Permitted Transferees own no Preferred Stock.

     6.16 No Rescission.  Philips hereby agrees not to rescind its purchase of
          -------------
securities of the Company as provided in Section 1.3 of this Agreement, or in any other way assert any liability of the Company with respect to such purchase arising out of a violation of Section 5 of the Securities Act or of analogous provisions of state securities laws as a result of the integration with such purchase of offers or sales of securities by the Company prior to May 1, 1994.

     6.17 EGT Matters.
          -----------

          (a)  Operational and Management Responsibility.  Effective as of the
               -----------------------------------------
Closing Date and subject to the direction and oversight of EGT's Supervisory Board,


Stock Purchase Agreement
the Company agrees to assume full responsibility for the operation and management of EGT, and Philips agrees to such assumption of responsibility.

          (b)  Supervisory Board.  The Company will support the election of two
               -----------------
Philips designees to EGT's Supervisory Board provided Philips and its affiliates maintain at least a 25% ownership position in the Company, and one Philip's designee if Philips and its affiliates maintain at least a 10% ownership
position in the Company.    If Philips and its affiliates maintain less than a
10% ownership of the Company, the Company will nonetheless support the election of one Philip's designee to EGT's Supervisory Board through December 31, 1999, provided Philips or its affiliates have a key strategic relationship with the Company.


ARTICLE 7 - COVENANTS OF THE COMPANY

The Company hereby covenants and agrees as follows:

     7.1  Basic Financial Information.  The Company will furnish the following
          ---------------------------
reports to Philips so long as Philips holds at least one percent of the Common
Stock:

          (a) As soon as practicable after the end of each fiscal year of the Company, and in any event within 90 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such fiscal year, and consolidated statements of operations, shareholders' equity (deficit) and cash flows of the Company and its subsidiaries, if any, for such year, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by independent public accountants of recognized national standing selected by the Company, and a Company prepared comparison to budget.

          (b) As soon as practicable after the end of the first, second and third quarterly accounting periods in each fiscal year of the Company, and in any event within 45 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as of the end of each such quarterly period, and consolidated statements of operations and related statement of cash flows of the Company and its subsidiaries for such period and for the current fiscal year to date, prepared in accordance with generally accepted accounting principles consistently applied and setting forth in comparative form the figures in the current budget, subject to changes resulting from year-end audit adjustments, all in reasonable detail and certified by the principal financial or accounting officer of the Company, except that such financial statements will not contain the notes normally required by generally accepted accounting principles.

Stock Purchase Agreement

          (c) From the date the Company becomes subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act," which shall include any successor Federal statute), and in lieu of the financial information required pursuant to Paragraphs 7.1(a) and 7.1(b), upon request by Philips, copies of its annual reports on Form 10-K and its quarterly reports on Form 10-Q, respectively.

     7.2  Additional Information.
          ----------------------

          (a) From the date hereof and so long as Philips is the holder of at least two percent of the Common Stock (a "Significant Holder"), the Company will permit Philips (or its representative) to visit and inspect any of the properties of the Company, including its books of account and other records, and to discuss its affairs, finances and accounts with the Company's officers and its independent public accountants, all at such reasonable times and as often as any such person may reasonably request.

          (b) Until the date on which the Company is subject to the reporting requirements of Sections 13(a) or 15(d) of the Exchange Act, the Company will deliver the reports described in this Section 7.2 to Philips so long as Philips is a Significant Holder:

          (i) As soon as practical after the end of each month and in any event within 25 days thereafter, a consolidated balance sheet of the Company and its subsidiaries, if any, as at the end of such month and consolidated statements of operations of the Company and its subsidiaries, for each month and for the current fiscal year of the Company to date, all subject to customary year-end audit adjustments, prepared in accordance with generally accepted accounting principles consistently applied and certified by the principal financial or accounting officer of the Company.

          (ii) As soon as available (but in any event not later than 60 days after the commencement of each fiscal year of the Company) the business plan of the Company, in such manner and form as approved by the Board of Directors of the Company, which business plan shall include a projection of operations and cash flows for such fiscal year and a projected balance sheet as of the end of such fiscal year. Any material changes in such business plan shall be submitted as promptly as practicable after such changes have been approved by the Board of Directors of the Company.

          (iii) With reasonable promptness (but in any event not later than 15 days after the request therefor), such other information and data with respect to the Company and its subsidiaries as any such person may from time to time reasonably request.


Stock Purchase Agreement

          (c) The provisions of Section 7.1 and this Section 7.2 shall not be in limitation of any rights which Philips, any director of the Company designated by Philips, or any other shareholder of the Company may have with respect to the books and records of the Company and its subsidiaries, or to inspect their properties or discuss their affairs, finances and accounts, under the laws of the jurisdictions in which they are incorporated.

          (d) Notwithstanding Paragraph 7.2(a), Philips shall have no access to any trade secrets, classified information, customer lists or other proprietary information unless Philips, or an affiliate of Philips, is a director of the Company and has access to such trade secrets, classified information, customer lists or other proprietary information by reason of such directorship; and, provided further, that Philips shall agree to hold in confidence and trust any information provided pursuant to this Section 7.2 and not use such information for any purpose other than for Philips Board Members to carry out their responsibilities as Directors of the Company. Notwithstanding the above, to the extent Philips is granted access to or the right to use any trade secrets, classified information, customer lists or other proprietary information of the Company pursuant to a licensing or other similar agreement, Philips shall not be governed by the aforesaid terms and provisions of this Paragraph 7.2(d) to the extent that such licensing or other agreement conflicts with or overrides this Paragraph 7.2(d).

          (e) Such financial information by such dates as Philips may reasonably require to prepare its consolidated financial statements.

     7.3  Prompt Payment of Taxes, etc.  The Company will promptly pay and
          ----------------------------
discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company or any subsidiary; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor. The Company will promptly pay or cause to be paid when due, or in conformance with customary trade terms or otherwise in accordance with policies related thereto adopted by the Board, all other indebtedness incident to operations of the Company.

     7.4  Maintenance of Properties and Leases.  The Company will keep its
          ------------------------------------
properties and those of its subsidiaries in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all needful and proper repairs, renewals, replacements, additions and improvements thereto; and the Company and its subsidiaries will at all times comply with each material provision of all leases to which any of them is a party or under which any of them occupies property if


Stock Purchase Agreement
the breach of such provision might have a material and adverse effect on the condition, financial or otherwise, or operations of the Company.

     7.5  Insurance.  Except as otherwise decided in accordance with policies
          ---------
adopted by the Board, the Company will keep its assets and those of its subsidiaries which are of an insurable character insured by financially sound and reputable insurers against loss or damage by fire, explosion and other risks customarily insured against by companies in the Company's line of business, and the Company will maintain, with financially sound and reputable insurers, insurance against other hazards and risks and liability to persons and property to the extent and in the manner customary for companies in similar businesses similarly situated.

     7.6  Accounts and Records.  The Company will keep true records and books of
          --------------------
account in which full, true and correct entries will be made of all dealings or transactions in relation to its business and affairs in accordance with generally accepted accounting principles applied on a consistent basis.

     7.7  Independent Accountants.  In the event the services of Price
          -----------------------
Waterhouse, or any firm of independent public accountants hereafter employed by the Company, are terminated, the Company will promptly thereafter notify Philips and, at Philips' request, will request the firm of independent public accountants whose services are terminated to deliver to Philips a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing. In its notice to Philips, the Company shall state whether the change of accountants was recommended or approved by the Board or any committee thereof.

     7.8  Compliance with Requirements of Governmental Authorities.  The Company
          --------------------------------------------------------
and all its subsidiaries shall duly observe and conform to all valid material requirements of governmental authorities relating to the conduct of their businesses or to their properties or assets.

     7.9  Maintenance of Corporate Existence, etc.  The Company shall maintain
          ---------------------------------------
in full force and effect its corporate existence, rights and franchises and all licenses and other rights in or to use patents, processes, licenses, trademarks, trade names or copyrights owned or possessed by it or any subsidiary and deemed by the Company to be necessary to the conduct of its business without, to the Company's best knowledge, any conflict with any interest in or rights of others to use such patents, processes, licenses, trademarks, trade names or copyrights.

     7.10 Availability of Stock for Conversion.  The Company will, from time to
          ------------------------------------
time, in accordance with the laws of the state of Delaware, increase the authorized amount of Common Stock if at any time the number of shares of Common Stock remaining authorized and available for issuance shall be insufficient to permit conversion of all

Stock Purchase Agreement
the then outstanding Preferred Shares. In addition, the Company will at all times have available and reserved for issuance by it all Preferred Shares and shares of Common Stock which it may be required to issue in accordance with this Agreement, at the Closing or thereafter, including shares of Common Stock issuable upon conversion of the Preferred Shares.

     7.11 Proprietary Information and Inventions Agreements.  The Company will
          -------------------------------------------------
cause each person now or hereafter employed by it or any subsidiary with access to confidential information to enter into a Proprietary Information and Inventions Agreement in substantially the form of Exhibit F to the extent possible by local law and custom.

     7.12 Incentive Stock Arrangements.  The Company will not, without the
          ----------------------------
approval of the Board, issue any of its capital stock, or grant an option or right to subscribe for, purchase or acquire any of its capital stock, to any employee, former employee, founder, consultant, officer, supplier, customer or director of the Company or a subsidiary except for the issuance, hereafter or heretofore, of up to the number of shares of Common Stock that represent fifteen percent of the outstanding capital stock of the Company on a fully diluted and converted basis pursuant to a stock option plan, stock purchase plan, benefit plan, or other arrangement, hereafter or heretofore adopted by the Board and consented to by Philips.

     7.13 Termination of Covenants.  The covenants set forth in this Article 7
          ------------------------
shall terminate and be of no further force and effect on the earlier to occur of
(i)  December 31, 2003, (ii)  the closing of the Initial Public Offering, and
(iii)  Philips owning less than one percent of the Common Stock.


ARTICLE 8 - MISCELLANEOUS

     8.1  Governing Law.  This Agreement shall be governed in all respects by
          -------------
the laws of the State of California.

     8.2  Survival.  The representations, warranties, covenants and agreements
          --------
made herein shall survive (i) any investigation made by Philips and the Company prior to the Closing and (ii) the Closing.

     8.3  Successors and Assigns.  Except as otherwise expressly provided
          ----------------------
herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto and no liability shall be created to any third party by an provision hereof except to the American Automobile Association, Nichimen America, Inc., and Shields Enterprises, Inc. and the shareholders and optionees through the provisions of Section 6.5.

Stock Purchase Agreement

     8.4  Entire Agreement; Amendment.  This Agreement and the Exhibits and
          ---------------------------
other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Neither this Agreement nor any term hereof may be amended except by a written instrument signed by all parties hereto. This Agreement may not be waived except by an instrument in writing executed by the party entitled to the benefits thereby waived. No waiver of any term, provision or condition of this Agreement, in any one or more instances, shall be deemed to be, or construed to be, a further or continuing waiver of any such term, provision or condition, or as a waiver of any other term, provision or condition of this Agreement.

     8.5  Notices, etc.  All notices and other communications required or
          ------------
permitted hereunder shall be in writing and shall be mailed by certified or registered mail, postage prepaid, delivered either by hand or by messenger, or transmitted by electronic telecopy (fax) addressed:

     If to Philips, at:

          Philips Media B.V.
          c/o Philips Electronics North America
          Attn:  Samuel J. Rozel, Esq.
          100 East 42nd Street
          New York, New York 10017
          Fax:  212/850-7304

          with a copy to:

          Sullivan & Cromwell
          Attn:  W. Loeber Landau, Esq.
          125 Broad Street
          New York, New York 10004
          Fax: 212/558-3588

     If to the Company, at:

          Navigation Technologies
          Attn:  Chief Financial Officer
          740 East Arques Avenue
          Sunnyvale, California  94086
          Fax: 408/736-3734

or at such other address as either party shall have furnished to the other in writing. All such notices and other written communications shall be effective
(i) if mailed, seven

Stock Purchase Agreement
days after mailing, (ii) if delivered, upon delivery, or (iii) if faxed, within one business day after transmission with telephone or fax confirmation of receipt.

     8.6  Delays or Omissions.   No delay or omission to exercise any right,
          -------------------
power or remedy accruing to either party hereto upon any breach or default of the other party under this Agreement shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring. No waiver of any single breach or default shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach or default under this Agreement or any waiver on the part of any party hereto of any provisions or conditions of this Agreement must be made in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

     8.7  Separability.  In case any provision of the Agreement shall be
          ------------
invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. In lieu of each illegal, invalid or unenforceable provision, the Company and Philips shall negotiate in good faith to add a provision that is legal, valid and enforceable and as similar in terms to such illegal, invalid or unenforceable provision as may be possible while giving effect to the benefits and burdens for which the parties have bargained hereunder.

     8.8  Agent's Fees.
          ------------

          (a) The Company hereby agrees to indemnify and to hold Philips harmless of and from any liability for commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) arising from any act by the Company or any of its employees or representatives. It is understood that the only such fees payable in connection with the purchase and sale of the Preferred Shares are those fees payable to Lehman Brothers Inc. and Needham & Company, Inc. It is further understood that Prudential Securities has claimed that a fee is payable to them, which claim the Company disputes and believes to be without merit.

          (b) Philips (i) represents and warrants that it has retained no finder or broker in connection with the transactions contemplated by this Agreement and (ii) hereby agrees to indemnify and to hold the Company harmless from any liability for any commission or compensation in the nature of an agent's fee to any broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which Philips, or any of Philips's employees or representatives, are responsible.

Stock Purchase Agreement

     8.9  Information Confidential.  Philips acknowledges that the information
          ------------------------
received by it pursuant to its activities as a shareholder of the Company may be confidential and proprietary to the Company and is provided to Philips for its use only in its capacity as a shareholder and to the Philips Board members as directors of the company, and Philips agrees to keep in strictest confidence and trust all information received by it pursuant hereto and not to use any such information in any other fashion or to use, reproduce, disclose or disseminate any such information to any other person (other than its employees or agents having a need to know the contents of such information in the capacity as shareholder or director, and its attorneys) without the written consent of the Company, except in connection with the exercise of rights under this Agreement, unless the information to be disclosed (i) is already in Philips' possession, provided that such information is not known by Philips to be subject to another confidentiality agreement with or other obligation of secrecy to the Company,
(ii) becomes generally available to the public other than as a result of a disclosure by Philips or Philips' directors, officers, employees, agents or advisors, (iii) becomes available to Philips on a non-confidential basis from a source other than the Company, provided that such source is not known by Philips to be prohibited from disclosing such information to Philips on account of a legal, contractual or fiduciary obligation with respect to such information, or
(iv) without violating any of Philips' obligations under this Agreement, has been or is subsequently acquired or developed by Philips other than directly or indirectly from the Company; or if Philips is required to disclose such information by any law, regulation, order, decree or rules to which it is subject and only to the extent and to the persons it is so required to disclose and only after it shall have used its reasonable best efforts to contest such requirement if there are reasonable grounds to do so. Philips shall not make any confidential information of the Company available to any party (including, without limitation, its employees, agents, attorneys or partners) who or which is not a party to this Agreement, if such party, to the best of Philips's knowledge, is unable or unwilling to comply with the provisions of this Section
8.9. Notwithstanding the foregoing provisions of this Section 8.9, it is understood and agreed that the Company and Philips may from time to time have separate agreements pertaining to the use of confidential or proprietary information. Such agreements shall take precedence over the terms and provisions of this Section 8.9, provided that such agreements are in writing and signed by the Company and Philips.

     8.10 Expenses.  The Company shall pay all reasonable closing costs and fees
          --------
incurred on behalf of the Company in connection with the execution of this Agreement and the agreements entered into in connection with the transactions contemplated hereby. The Company shall not be obligated to pay any legal fees or expenses incurred by Philips in connection with the transactions contemplated hereby.

     8.11 Titles and Subtitles.  The titles of the paragraphs and subparagraphs
          --------------------
of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Stock Purchase Agreement

     8.12 Definition of Company.  All references to "the Company" in Articles 2,
          ---------------------
4, and 6 shall be deemed to mean "the Company and its subsidiaries, collectively and singly" unless the context clearly requires the reference to mean "the Company singly."

     8.13 Scope.  Each party hereto shall be responsible for the actions of all
          -----
entities under its control and cause such entities to abide by the terms of this Agreement wherever applicable.

     8.14 Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be an original, but all of which together shall constitute one instrument.


     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.

                              NAVIGATION TECHNOLOGIES
                              CORPORATION


                              By: /s/ Thomas A. Lerone
                                  -------------------------
                              Title: Chief Financial Officer
                                     ------------------------

                               PHILIPS MEDIA B.V.


                               By:/s/ Samuel J. Rozel
                                  -------------------------
                               Title: Attorney-in-fact
                                      -----------------------